Exhibit 10.08

June 23, 2003

Dear Richard:

I am pleased to present you with an offer letter of understanding regarding a position at IGN Entertainment, Inc. as Vice President, Business Development.  In this capacity, you will report to the CEO.  Your start date is scheduled to be July 10, 2003, or earlier if such date is mutually agreeable.  Your compensation package is as follows:

Base Salary:	$150,000

Bonus:

You will be eligible to receive a bonus of up to $10,000 per quarter dependent upon your achievement of mutually agreed upon objectives which will be set forth by the CEO within 30 days of your employment.  This bonus plan will reviewed on at least semiannual basis.

Benefits:

The Company offers benefits including medical, dental and vision coverage for you and your eligible dependents. In addition, we will provide life insurance, a short term and long-term disability plan, vacation and paid holidays.

On the first day of hire, please bring evidence of your legal right to work in the U.S.  We are required by federal law to examine documentation of your employment eligibility within three business days of your start date.  You will also, on your first day, be asked to sign an employee proprietary information and inventions agreement as a condition of employment.

Please plan to attend the New Employee Orientation, which will take place on your first day of employment.  This meeting is mandatory as important information will be shared and distributed to you.

The working relationship between you and the Company will be that of “at will” employment, meaning either the employee or the Company can terminate the relationship with or without cause, with or without notice.

The employment terms in this letter supercede any other agreements or promises made to you by anyone, whether oral or written.

This employment offer expires at the end of the day on July 7, 2003.  By signing below and returning the original copy to the Human Resources department by the expiration date, you

Richard Jalichandra

June 23, 2003

acknowledge that you understand and are in agreement with all the terms and conditions of this agreement.  On behalf of the entire IGN team, I look forward to you coming aboard.

Sincerely,

/s/ Mark Jung
Mark Jung	/s/ Richard Jalichandra
CEO	Richard Jalichandra
IGN Entertainment, Inc.	6-25-03